Exhibit 10.14
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of March 1, 2006 (the “Commencement Date”), by and between Chindex International, Inc., a Delaware corporation (the “Company” or “Chindex”), and Lawrence Pemble (“Employee”).
     WHEREAS, the Company desires that Employee enter into this Employment Agreement, and Employee desires to enter into this Employment Agreement, on the terms and conditions set forth herein,
     NOW THEREFORE, the parties hereto agree as follows:
     Section 1. Duties; Term.
          (a) The Company agrees to employ Employee, and Employee agrees to be so employed, in the position of Executive Vice President and Chief Financial Officer (CFO) of the Company, reporting to the Chief Executive Officer (CEO) of the Company. Employee agrees to perform such duties, functions and responsibilities as are generally incident to such position, for a period commencing on March 1, 2006 and ending on December 31, 2010, unless sooner terminated in accordance with Section 4 hereof (the “Term”). Employee agrees to faithfully perform the lawful duties assigned to Employee pursuant to this Employment Agreement to the best of Employee’s abilities and to devote all of Employee’s business time and attention to the Company’s business. Employee shall be subject to all laws, rules, regulations and policies as are from time to time applicable to employees of the Company and, in the case of rules or policies adopted by the Company, communicated to Employee in writing.
          (b) Notwithstanding the foregoing, Employee may (i) serve on civic or charitable boards or not-for-profit industry related organizations, (ii) engage in charitable, civic, educational, professional, community and/or industry activities without remuneration therefor and (iii) manage personal and family investments, so long as such activities do not interfere with performance of Employee’s duties under the Employment Agreement. Employee also may serve on the board of directors or advisory committee of other for-profit enterprises subject to the consent of the Board, which shall not unreasonably be withheld; provided, however, that Employee shall not serve on more than two such boards at the same time.
          (c) Employee shall devote substantially all Employee’s working time, attention, best efforts and ability during regular business hours exclusively to the service of the Company, its affiliates and its subsidiaries during the term of this Agreement.
     Section 2. Compensation.
          (a) Annual Salary. As compensation for Employee’s services hereunder, during the Term the Company shall pay to Employee a salary of One Hundred Ninety Five Thousand Dollars ($195,000) per annum, payable in accordance with the Company’s standard payroll policies, and less all applicable federal, state and local withholding taxes (the “Annual Salary”). The Annual Salary shall be reviewed by the Compensation Committee of the Board of Directors of the Company at least annually during the Term, and may be increased in the sole discretion of the Company in accordance with the policies of the Board of Directors, taking into consideration both the Company’s and Employee’s performance during the preceding year.
          (b) Bonus. The Company shall also pay Employee annual bonus compensation (“Bonus Compensation”) based on the success of business operations and the pre-tax profits of the Company and upon the performance of the Employee as recommended by the Compensation Committee and approved by the Board in accordance with the then-existing management incentive program of the Company or as may otherwise be determined by the Committee.
          (c) Long-term Equity Incentive Compensation. In addition to stock options previously granted pursuant to the terms of any of the Company’s stock option or stock incentive plans and option agreements (collectively, the “Option Agreements”), the Company may also grant to Employee stock options under any new plans adopted by the Company and/or other long-term equity incentive compensation in such form and having such terms as the Committee may determine.
     Section 3. Benefits; Expense Reimbursement.
          During the Term, Employee shall participate in any group, accident, sickness, life and/or hospitalization insurance, and any other employee benefit plans of the Company in effect during the Term and generally available to the Company’s executive officers. Employee shall have the right to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by Employee in the course of Employee’s duties hereunder. In addition, during each year of the Term, Employee shall be entitled to paid vacation of such duration and at such times as does not, in the opinion of the Board of Directors, interfere with Employee’s performance or Employee’s duties hereunder. In addition, in each year Employee shall be paid an amount equal to the Compensation Committee’s reasonably approved allowance for tuition costs paid by Employee for Employee’s minor children, if any, who attend primary or secondary schools. Employee shall be entitled to the use of a Company-owned automobile or an allowance to reimburse Employee for Employee’s costs associated with the use of a personal automobile. The Company may pay to Employee a housing or other allowance or allowances as reasonably determined from time to time by the Compensation Committee. Employee acknowledges that some or all of these benefits may be deemed compensation to Employee and that the Company may withhold from any benefits payable to Employee all federal, state, local and/or other taxes and amounts as shall be required pursuant to law, rule or regulation.
     Section 4. Employment Termination.
          (a) At any time during the Term, and except as otherwise provided in this Section, the Company shall only have the right to terminate this Employment Agreement and Employee’s employment with the Company hereunder, upon written notice to Employee, in the event Employee engages in conduct which constitutes “Cause.” For purposes of this Employment Agreement, Cause shall mean (i) Employee’s willful misconduct in the performance of Employee’s obligations under this Employment Agreement or gross negligence in the performance of Employee’s obligations under this Employment Agreement, (ii) dishonesty or misappropriation by Employee relating to the Company or any of its funds, properties, or other assets, (iii) inexcusable repeated or prolonged absence from work by Employee (other than as a result of, or in connection with, a disability), (iv) any unauthorized disclosure by Employee of confidential or proprietary information of the Company which is reasonably likely to result in material harm to the Company, (v) a conviction of Employee (including entry of a guilty or nolo contendere plea) involving fraud, dishonesty, or moral turpitude, or involving a violation of federal or state securities laws, or (vi) the failure by Employee to attempt to perform faithfully Employee’s duties hereunder, or other material breach by Employee of this Employment Agreement, and such failure or breach is not cured, to the extent cure is possible, by Employee within thirty (30) days after written notice thereof from the Company to Employee; provided, however, that no event or condition described in clauses (i), (ii), (iii), (iv) or (vi) shall constitute Cause unless (x) the Company first gives Employee written notice of its intention to terminate Employee’s employment for Cause and the grounds for such termination no fewer than twenty (20) days prior to the date of termination; and (y) Employee is provided the opportunity to appear before the Board, with or without legal representation at Employee’s election to present arguments on Employee’s own behalf; provided further, however, that notwithstanding anything to the contrary in this Agreement and subject to the other terms of this proviso, the Company may take any and all actions, including without limitation suspension (but not without pay), it deems appropriate with respect to Employee and Employee’s duties at the Company pending such appearance. No act or failure to act on Employee’s part will be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company. If this Employment Agreement and Employee’s employment with the Company hereunder is terminated for Cause, or if Employee voluntarily resigns (which Employee may do at any time) from the Company without Good Reason during the Term, the Company shall pay Employee a lump sum amount within thirty (30) days of such termination equal to the sum of (A) all earned but unpaid portions of the Annual Salary, (B) any earned but unpaid Bonus Compensation for a previously completed fiscal year of the Company, (C) reimbursement for any unreimbursed business expenses incurred by Employee prior to the date of termination or resignation (the “Termination Date”) subject to reimbursement pursuant to Section 3, (D) payment for any unused vacation days through the Termination Date, and (E) any other amounts or benefits (other than severance, termination or similar pay) required to be paid or provided by law or under any plan, program or policy of the Company ((A)-(E) collectively, the “Accrued Amounts”), and following any such termination, Employee shall not be entitled to receive any other compensation or benefits from the Company hereunder, including, without limitation, any portion of the Annual Bonus for the year in which Employee is terminated.
          (b) This Employment Agreement and Employee’s employment with the Company hereunder may also be terminated by the Company at any time without Cause, or by Employee upon the occurrence of an event constituting Good Reason. For purposes of this Employment Agreement, “Good Reason” shall mean in connection with and following the occurrence of a Change of Control, (i) there is without Employee’s written consent a reduction of Employee’s authority, duties or responsibilities relative to Employee’s authority, duties or responsibilities in effect immediately prior to such reduction; provided, however, that the foregoing provision shall not include a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, if Employee is not given the same title in the acquiring corporation as Employee had in the Company, but continues to have a substantially similar level of responsibility over the affairs of the Company following such Change of Control), or (ii) Employee’s relocation by the Company or a successor thereto without Employee’s written consent to a location other than that in which the Employee was residing immediately prior to such change in control, provided that in the case of (i) and (ii) above, the Company has failed to cure the event constituting Good Reason within thirty (30) days following written notice thereof from Employee. In the event that Employee’s employment with the Company shall terminate during the Term on account of termination by the Company without Cause, or by Employee with Good Reason, then the Company shall pay or provide to Employee, as Employee’s sole and exclusive remedy hereunder: (A) the Accrued Amounts, (B) a pro rata (based on the number of days employed in the year of termination or resignation) bonus for the fiscal year in which such termination or resignation occurs based on the greater of (1) the bonus paid to Employee for the immediately preceding fiscal year or (2) the average of bonuses paid to Employee for the immediately preceding three fiscal years. (C) (1) group or individual health insurance substantially similar to that which Employee was receiving immediately prior to the Notice of Termination, which obligation to provide insurance shall continue until Employee qualifies for Medicare, reaches age 65, dies, or notifies the Company that such benefit should cease, whichever occurs earliest, and (2) an annuity policy in an amount which will, at the time Employee qualifies for Medicare, provide Employee with a monthly payment that Employee can use to purchase supplemental health insurance, which annuity policy shall result in a monthly payment in an amount estimated to be the cost of standard supplemental insurance, but in no event to exceed $300 per month (collectively, the “Termination Benefits”), (D) 300% of the sum of 1) the Annual Salary to the same extent to which Employee would have been entitled if Employee had continued working for the Company for an additional twelve (12) month period following the Termination Date and 2) the bonus paid to Employee for the Company’s fiscal year immediately prior to the fiscal year in which change of control occurs, (E) all unvested equity incentive awards, including without limitation stock options granted to Employee under the 2004 Plan that have been granted for more than six months, which shall become immediately exercisable and Employee shall have a period of ninety (90) days following the Date of Termination (but in no event past the expiration term of the option grant) to exercise all options granted under the 2004 Plan then exercisable or which become exercisable pursuant to this paragraph, and (F) the tuition and other allowances, if any, received by Employee in the fiscal year immediately prior to the Termination Date, if any, shall be continued for a period of three years to the extent that Employee continues to be eligible for such benefit under the terms of the applicable benefit policy in effect immediately prior to the Termination Date, provided that such benefits shall cease prior to the expiration of the three year period when and if Employee has undertaken employment with a new employer. The payments provided for in (A), (B) and (D) above (the “Termination Payments”) shall be made to Employee in a lump sum payment within thirty (30) days following such termination or resignation; provided that the payments provided for in (D) shall be contingent upon Employee’s continued compliance with Sections 5 and 6 hereof (except that Employee shall not be deemed for purposes of this Section 4(b) not to have been in compliance with Section 6 solely as a result of an unintentional disclosure of confidential information) and Employee shall be obligated to repay all such payments upon determination by the Board that Employee has failed to comply as such with Sections 5 or 6 hereof; and provided further that the benefits continuation provided for in (C) above shall terminate upon Employee’s becoming eligible for corresponding benefits in connection with new employment.

          (c) Except as otherwise provided in this Agreement, Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Company, or otherwise.
          (d) This Employment Agreement and Employee’s employment with the Company hereunder shall terminate immediately and automatically upon the death or Disability (as defined below) of Employee. For purposes of this Employment Agreement, “Disability” shall mean physical or mental incapacity of a nature which prevents Employee, in the good faith judgment of the Company’s Board of Directors, from performing Employee’s duties under this Employment Agreement for a period of 180 consecutive days or 270 days during any year with each year under this Employment Agreement commencing on each anniversary of the date hereof. If this Employment Agreement and Employee’s employment with the Company hereunder is terminated on account death or disability, then the Company shall pay Employee, or Employee’s estate, conservator or designated beneficiary, as the case may be, an amount equal to (A) the Accrued Amounts, (B) a Pro rated Bonus, and following any such termination, neither Employee, nor Employee’s estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive any other compensation or benefits from the Company hereunder.
          (e) Upon the termination of this Employment Agreement pursuant to Section 4 hereof, the Company shall have no further obligations under this Employment Agreement; provided, (except for amounts and benefits payable in Section 2 thru 4 above) however, that Sections 5 through 21 hereof shall survive and remain in full force and effect.
     Section 5. Non-Competition.
          (a) Employee hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Employee’s employment with the Company, Employee will not engage in “Competition” with the Company. For purposes of this Employment Agreement, Competition by Employee shall mean Employee’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting Employee’s name to be used in connection with the activities of any other business or organization anywhere in the World which primarily engages in the business of providing health care services or selling health care products in China (a “Competing Business”); provided, however, that, notwithstanding the foregoing, it shall not be a violation of this Section 5(a) for Employee to (x) become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Employee does not otherwise participate in the business of such corporation or (y) work in a non-competitive business of a company which is carrying on a Competing Business, the revenues of which represent less than 20% of the consolidated revenues of that company, or, as a result thereof, owning compensatory equity in that company.

          (b) Employee hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Employee’s employment with the Company, Employee will not solicit for employment or hire, in any business enterprise or activity, any employee of the Company who was employed by the Company during the Term; provided, the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference upon request.
     Section 6. Confidentiality; Intellectual Property.
          (a) Except as otherwise provided in this Employment Agreement, at all times during and after the Term, Employee shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company, and shall use such confidential information only in furtherance of the performance by Employee of Employee’s duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company’s interests. For purposes of this Employment Agreement, “confidential information” shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during the Term, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public or is generally known in the relevant trade or industry other than as a result of an improper disclosure by Employee, or (b) was available to or became known to Employee prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality to the Company), and Employee shall not disclose such confidential information to any Person other than the Company, except with the prior written consent of the Company, as may be required by law or court or administrative order (in which event Employee shall so notify the Company as promptly as practicable), or in performance of Employee’s duties hereunder. Further, this Section 6(a) shall not prevent Employee from disclosing Confidential Information in connection with any litigation, arbitration or mediation to enforce this Employment Agreement, provided that such disclosure is necessary for Employee to assert any claim or defense in such proceeding.
          (b) Upon termination of the Term for any reason, Employee shall return to the Company all copies, reproductions and summaries of confidential information in Employee’s possession and erase the same from all media in Employee’s possession, and, if the Company so requests, shall certify in writing that Employee has done so. All confidential information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party); provided however, that Employee shall be entitled to retain copies of (i) information showing Employee’s compensation or relating to reimbursement of expenses, (ii) information that is required for the preparation of Employee’s personal income tax return, (iii) documents provided to Employee in Employee’s capacity as a participant in any employee benefit plan, policy or program of the Company and (iv) this Employment Agreement and any other agreement by and between Employee and the Company with regard to Employee’s employment or termination thereof.

          (c) All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by Employee during the Term, and all business opportunities presented to Employee during the Term, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and Employee shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Employment Agreement, (x) the term “Intellectual Property” means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term “Technology” means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.
     Section 7. Covenants Reasonable.
          The parties acknowledge that the restrictions contained in Sections 5 and 6 hereof are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions could cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement, without receiving the additional consideration offered by Employee in binding Employee to any of these restrictions. In the event of a breach or threatened breach by Employee of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee from such breach or threatened breach; provided however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.
     Section 8. No Third Party Beneficiary.
          This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns (including, without limitation, Employee’s estate following Employee’s death). “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.
     Section 9. Notices.
          Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

     Section 10. Representations.
          The Company hereby represents and warrants that the execution and delivery of this Employment Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.
     Section 11. Amendment.
          This Employment Agreement may be amended only by a written agreement signed by the parties hereto.
     Section 12. Binding Effect.
          The rights and duties under this Employment Agreement are not assignable by Employee other than as a result of Employee’s death. None of Employee’s rights under this Employment Agreement shall be subject to any encumbrances or the claims of Employee’s creditors. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of the Company hereunder).
     Section 13. Governing Law.
          This Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions.
     Section 14. Severability.
          If any provision of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

     Section 15. Execution in Counterparts.
          This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.
     Section 16. Entire Agreement.
          This Employment Agreement sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.
     Section 17. Titles and Headings.
          Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.
     Section 18. Conflicts of Interest.
          Employee specifically covenants, warrants and represents to the Company that Employee has the full, complete and entire right and authority to enter into this Employment Agreement, that Employee has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other entity or other Person which would conflict in any manner whatsoever with any of Employee’s duties, obligations or responsibilities to the Company pursuant to this Employment Agreement, that Employee is not in possession of any document or other tangible property of any other Person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of Employee’s duties, obligations or responsibilities to the Company pursuant to Employee’s Employment Agreement, and that Employee is fully ready, willing and able to perform each and all of Employee’s duties, obligations and responsibilities to the Company pursuant to this Employment Agreement.
     Section 19. Consent to Jurisdiction.
          Employee hereby irrevocably submits to the jurisdiction of any Delaware State or Federal court sitting in any action or proceeding to enforce the provisions of this Employment Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.
     Section 20. No Duty to Mitigate.
          Employee shall have no duty to mitigate or offset any amounts payable by the Company to Employee hereunder.
     Section 21. Stock Option Exercises.
          Notwithstanding anything to the contrary contained in this Agreement, in the event that this Agreement terminates for any reason, the Company shall not, unless required by law or the express terms of the applicable plan or stock option contract relating thereto, impede or delay the exercise of any option to purchase shares of the Company’s common stock granted to Employee pursuant to any plan approved by the Company’s stockholders

          IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

By:	/s/ Lawrence Pemble

Employee

CHINDEX INTERNATIONAL, INC.

By:	/s/ Julius Y. Oestreicher

Chairman of Compensation Committee

Address:	7201 Wisconsin Avenue, 7thFloor
Bethesda, Maryland 20814
Telephone	(301) 215-7777
Telefax	(301) 215-7719

Annex 1.
In accordance with Section 3 of this Employment Agreement, the Compensation Committee has determined that Lawrence Pemble shall receive the following annual allowances for the purposes indicated:

Remote Office Maintenance	$35,000

Automobile Benefits	As Previously Allowed